Exhibit 99.1

News Release

International Paper Reports First Quarter Earnings

Solid Performance Despite Seasonally Slow Demand

Off to Excellent Start Integrating Temple-Inland Operations

MEMPHIS, Tenn. – April 27th, 2012 – International Paper (NYSE: IP) today reported first-quarter 2012 net earnings attributable to common shareholders totaling $188 million ($0.43 per share) compared with net earnings of $281 million ($0.65 per share) in the fourth quarter of 2011 and $354 million ($0.81 per share) in the first quarter of 2011. Amounts in all periods include the impact of special items.

Diluted Earnings Per Share Attributable to International Paper Shareholders*

	First Quarter 2012	Fourth Quarter 2011	First Quarter 2011
Net Earnings	$0.43	$0.65	$0.81
Less—Discontinued Operations (Gain)	(0.01)	—	(0.11)

Earnings from Continuing Operations	$0.42	$0.65	$0.70
Add Back—Net Special Items Expense	0.15	0.07	0.07

Earnings from Continuing Operations and Before Special Items	$0.57	$0.72	$0.77

*	In the first quarter of 2012, the company eliminated the one-quarter lag in reporting its share of equity earnings from the Ilim joint venture in Russia. First quarter 2012 equity earnings for Ilim are included in International Paper’s first quarter 2012 results. Prior year results have been adjusted to reflect the amounts that would have been reported had the one-quarter lag not existed.

Earnings from continuing operations and before special items in the 2012 first quarter totaled $247 million ($0.57 per share), compared with $312 million ($0.72 per share) in the fourth quarter of 2011 and $334 million ($0.77 per share) in the first quarter of 2011. Temple-Inland earnings were neutral, net of incremental interest expenses (before one-time costs and special items), for the first-quarter of 2012.

Quarterly net sales were $6.7 billion compared with $6.4 billion in both the fourth and first quarters of 2011.

Operating profits were $462 million in the first quarter of 2012, down from $577 million in the fourth quarter of 2011 both of which included special items.

“First-quarter results reflect solid performance in an uneven global recovery,” said John Faraci, chairman and chief executive officer. “I’m encouraged with the early progress we are making integrating Temple-Inland and we are off to a very strong start in identifying and capturing the merger benefits. As we move into our seasonally heavy maintenance outages in the second quarter, we remain confident in the full year earnings and cash flow outlook of our global portfolio.”

SEGMENT INFORMATION

To measure the performance of the company’s business segments from quarter to quarter without variations caused by special items, management focuses on business segment operating profits excluding those items. First-quarter 2012 segment operating profits and business trends, excluding special items, compared with the prior quarter are as follows:

Industrial Packaging operating profit was $278 million ($215 million including special items) compared with an operating profit of $316 million ($306 million including special items) in the fourth quarter of 2011. North American earnings were impacted by operational issues early in the quarter, increased annual outages and higher costs, including higher inventory valuation reserves and non-recurring favorable true-ups from the previous quarter. Export market containerboard price erosion also negatively impacted first quarter results. Partly offsetting these items were volume improvements, lower input costs and earnings from the newly acquired Temple-Inland packaging operations post close.

Printing Papers operating profit was $145 million ($146 million including special items) compared with an operating profit of $190 million ($189 million including special items) in the fourth quarter of 2011. Quarterly earnings in North America were adversely impacted by lower pulp and export paper prices as well as higher Franklin fluff pulp mill start-up costs, partially offset by increased exports and lower outages. Lower operating earnings in Brazil in the quarter were due primarily to lower export prices and seasonally lower market demand in Brazil resulting in a higher export mix.

Consumer Packaging operating profit was $96 million ($103 million including special items) compared with an operating profit of $62 million ($66 million including special items) in the fourth quarter of 2011. North American Coated Paperboard operating earnings improvement is largely attributable to having no annual maintenance outages during the first quarter. Higher volume and favorable manufacturing operations were essentially offset by higher costs. Foodservice delivered record earnings in the quarter driven by improved margins, favorable operations and solid sales volumes.

xpedx, the company’s North American distribution business, reported operating earnings of $19 million (a loss of $2 million including special items) compared with $33 million ($16 million including special items) in the fourth quarter of 2011. Sales were impacted by seasonally lower volume. The benefits of the strategic transformation are continuing.

Net corporate expenses for the 2012 first quarter totaled $69 million, compared with $31 million in the fourth quarter of 2011 and $44 million in the first quarter of 2011. The increase compared with the fourth quarter of 2011 primarily reflects higher pension expenses.

EFFECTIVE TAX RATE

The effective tax rate before special items for the first quarter of 2012 was 32 percent, compared with an effective tax rate before special items of 32 percent in the fourth quarter of 2011.

EFFECTS OF SPECIAL ITEMS

Special items in the first quarter of 2012 included pre-tax charges of $34 million ($23 million after taxes) for restructuring and other charges, a pre-tax charge of $20 million ($12 million after taxes) related to the write-up of the Temple-Inland inventories to fair value, pre-tax charges of $43 million ($33 million after taxes) for integration costs related to the Temple-Inland acquisition and a net pre-tax gain of $5 million ($4 after taxes) for other items. Restructuring and other charges included pre-tax charges of $16 million ($10 million after taxes) for debt extinguishment costs, pre-tax charges of $19 million ($14 million after taxes) for costs associated with the restructuring of our xpedx operations and a gain of $1 million (before and after taxes) for other items.

Special items in the fourth quarter of 2011 included a pre-tax charge of $18 million ($13 million after taxes) for restructuring and other charges, a pre-tax gain of $4 million ($3 million after taxes) for an adjustment to the loss on the sale of our Shorewood business, a net tax expense of $22 million and charges of $6 million ($5 million after taxes) for other items. Restructuring and other charges included a pre-tax charge of $14 million ($11 million after taxes) for costs associated with the restructuring of our xpedx operations, pre-tax charges of $12 million ($7 million after taxes) for costs associated with the Temple-Inland acquisition, and net pre-tax gains of $8 million ($5 million after taxes) for other items. The net tax expense of $22 million included a $24 million expense related to internal restructurings, a $9 million expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, a $13 million benefit related to the release of a deferred tax asset valuation allowance, and $2 million of expense for other items. In addition, a gain of $6 million (before and after taxes) was recorded for interest associated with a tax claim.

Special items in the first quarter of 2011 included pre-tax charges of $45 million ($28 million after taxes) for restructuring and other charges, a loss of $8 million (before and after taxes) for asset impairment charges at our Inverurie, Scotland mill which was closed in 2009 and a $7 million gain (before and after taxes) for a bargain purchase price adjustment on an acquisition by our joint venture in Turkey. Restructuring and other charges included pre-tax charges of $32 million ($19 million after taxes) for early debt extinguishment costs, $3 million ($2 million after taxes) for severance and benefit costs associated with the company’s 2008 overhead cost reduction initiative, $7 million ($4 million after taxes) for costs associated with the restructuring of our xpedx operations and $3 million (before and after taxes) for other items.

Discontinued Operations

Discontinued Operations in the first quarter of 2012 included the operating earnings of the Building Products business which was acquired during the quarter as part of the Temple-Inland acquisition.

Discontinued Operations in the first quarter of 2011 included a pre-tax gain of $50 million ($30 million after taxes) for an earnout provision related to the sale of the Company’s Kraft Papers business completed in January 2007. Also, the Company sold its Brazilian Coated Paper business in the third quarter of 2006. Local country tax contingency reserves were included in the business’ operating results in 2005 and 2006 for which the related statute of limitations has expired. The reserves were reversed and a tax benefit of $15 million plus associated interest income of $6 million ($4 million after taxes) was recorded in the first quarter of 2011.

EARNINGS WEBCAST

The company will host a webcast to discuss earnings and current market conditions at 9 a.m. EDT (8 a.m. CDT). All interested parties are invited to listen to the webcast via the company’s Internet site at http://www.internationalpaper.com by clicking on the Investors tab and going to the Webcasts and Presentations page. A replay of the webcast will also be on the Web site beginning approximately two hours after the call.

Parties who wish to participate in the webcast via teleconference may dial +1 (706) 679-8242 or, within the U.S. only, (877) 316-2541, and ask to be connected to the International Paper First Quarter Earnings Call. The conference ID number is “69472027.” Participants should call in no later than 8:45 a.m. EDT (7:45 a.m. CDT). An audio-only replay will be available for four weeks following the call. To access the replay, dial +1 404-537-3406 or, within the U.S. only, (855) 859-2056, and when prompted for the conference ID, enter “69472027.”

About International Paper

International Paper (NYSE: IP) is a global paper and packaging company with manufacturing operations in North America, Europe, Latin America, Russia, Asia and North Africa. Its businesses include uncoated papers and industrial and consumer packaging, complemented by xpedx, the company’s North American distribution company. Headquartered in Memphis, Tenn., the company employs approximately 70,000 people following the acquisition of Temple-Inland Inc. and is strategically located in more than 24 countries serving customers worldwide. International Paper net sales for 2011 were $26 billion. Temple-Inland Inc., which was acquired in February 2012, had 2011 net sales of $4 billion. For more information about International Paper, its products and stewardship efforts, visit internationalpaper.com.

Certain statements in this press release may be considered forward-looking statements. These statements reflect management’s current views and are subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include but are not limited to: (i) the level of our indebtedness and increases in interest rates; (ii) industry conditions, including but not limited to changes in the cost or availability of raw materials, energy and transportation costs, competition we face, cyclicality and changes in consumer preferences, demand and pricing for our products; (iii) global economic conditions and political changes, including but not limited to the impairment of financial institutions, changes in currency exchange rates, credit ratings issued by recognized credit rating organizations, the amount of our future pension funding obligation, changes in tax laws and pension and health care costs; (iv) unanticipated expenditures related to the cost of compliance with existing and new environmental and other governmental regulations and to actual or potential litigation; (v) whether we experience a material disruption at one of our manufacturing facilities and risks inherent in conducting business through a joint venture; (vi) risks and uncertainties associated with the divestitures required by the U.S. Department of Justice consent decree that allowed the Temple-Inland transaction to proceed; (vii) the failure to realize synergies and cost savings from the Temple-Inland transaction or delay in realization thereof; and (viii) our ability to achieve the benefits we expect from all other strategic acquisitions, divestitures and restructurings. These and other factors that could cause or contribute to actual results differing materially from such forward-looking statements are discussed in greater detail in the company’s Securities and Exchange Commission filings. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

###

Contacts:

Media: Thomas J. Ryan, 901-419-4333; Investors: Glenn Landau, 901-419-1731; Emily Nix and Michele Vargas, 901-419-4987.

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Operations

Preliminary and Unaudited

(In millions, except per share amounts)

	Three Months Ended March 31,				Three Months Ended December 31,
	2012		2011		2011
Net Sales	$6,655		$6,387		$6,367

Costs and Expenses
Cost of products sold	4,984	(a)	4,625		4,662	(h)
Selling and administrative expenses	513	(b)	485		441
Depreciation, amortization and cost of timber harvested	362		340		321
Distribution expenses	347		340		337
Taxes other than payroll and income taxes	41		40		35
Restructuring and other charges	34	(c)	45	(e)	18	(i)
Net (gains) losses on sales and impairments of businesses	(7	) (d)	8	(f)	(1	) (j)
Interest expense, net	168		136		138	(k)

Earnings From Continuing Operations Before Income Taxes and Equity Earnings	213	(a-d)	368		416	(h-k)
Income tax (benefit) provision	70		123		154	(l)
Equity earnings(loss), net of taxes	44		65	(g)	23

Earnings From Continuing Operations	187	(a-d)	310	(e-g)	285	(h-l)
Discontinued operations, net of taxes	5		49		—

Net Earnings	$192	(a-d)	$359	(e-g)	$285	(h-l)
Less: Net earnings (loss) attributable to noncontrolling interests	4		5		4

Net Earnings Attributable to International Paper Company	$188	(a-d)	$354	(e-g)	$281	(h-l)

Basic Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.42	(a-d)	$0.71	(e-g)	$0.65	(h-l)
Discontinued operations	0.01		0.11		—

Net earnings	$0.43	(a-d)	$0.82	(e-g)	$0.65	(h-l)

Diluted Earnings Per Common Share Attributable to International Paper Common Shareholders
Earnings from continuing operations	$0.42	(a-d)	$0.70	(e-g)	$0.65	(h-l)
Discontinued operations	0.01		0.11		—

Net earnings	$0.43	(a-d)	$0.81	(e-g)	$0.65	(h-l)

Average Shares of Common Stock Outstanding—Diluted	438.6		433.8		436.3

Cash Dividends Per Common Share	$0.2625		$0.1875		$0.2625

Amounts Attributable to International Paper Common Shareholders
Earnings from continuing operations, net of tax	$183	(a-d)	$305	(e-g)	$281	(h-l)
Discontinued operations, net of tax	5		49		—

Net Earnings	$188	(a-d)	$354	(e-g)	$281	(h-l)

The accompanying notes are an integral part of this consolidated statement of operations.

(a)	Includes a pre-tax charge of $20 million ($12 million after taxes) related to the write-up of the Temple-Inland inventories to fair value and a charge of $2 million (before and after taxes) for an inventory write-off related to the xpedx reorganization.
(b)	Includes a pre-tax charge of $43 million ($33 million after taxes) for integration costs associated with the acquisition of Temple-Inland.
(c)	Includes a pre-tax charge of $19 million ($14 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $16 million ($10 million after taxes) for early debt extinguishment costs, and a gain of $1 million (before and after taxes) for other items.
(d)	Includes a pre-tax gain of $7 million ($6 million after taxes) for adjustments related to the sale of the Shorewood business.
(e)	Includes a pre-tax charge of $32 million ($19 million after taxes) for early debt extinguishment costs, a pre-tax charge of $7 million ($4 million after taxes) for costs associated with the restructuring of the Company’s xpedx operations, and pre-tax charges of $6 million ($5 million after taxes) for other items.
(f)	Includes a charge of $8 million (before and after taxes) for asset impairment costs associated with the Inverurie, Scotland mill which was closed in 2009.
(g)	Includes a gain of $7 million (before and after taxes) related to a bargain price adjustment on an acquisition by our joint venture in Turkey.
(h)	Includes a pre-tax charge of $3 million ($2 million after taxes) for an inventory write-off related to the xpedx reorganization.
(i)	Includes a pre-tax charge of $14 million ($11 million after taxes) for severance and other costs associated with the restructuring of the Company’s xpedx operations, a pre-tax charge of $12 million ($7 million after taxes) for costs associated with the signing of an agreement to acquire Temple-Inland, a gain of $4 million (before and after taxes) for the reversal of a reserve related to an asset exchange in Brazil in 2007, and net pre-tax gains of $4 million ($1 million after taxes) for other items.
(j)	Includes a pre-tax gain of $4 million ($3 million after taxes) for an adjustment to the previously recorded loss to reduce the carrying value of the Company’s Shorewood business and a charge of $3 million (before and after taxes) for asset impairment charges at our Inverurie, Scotland mill which was closed in 2009.
(k)	Includes a gain of $6 million for interest associated with a tax claim.
(l)	Includes $24 million of expense related to internal restructurings, $9 million of expense for costs associated with our acquisition of a majority interest in Andhra Pradesh Paper Mills Limited, a $13 million benefit related to the release of a deferred tax asset valuation allowance, and $2 million of expense for other items.

International Paper Company

Reconciliation of Earnings Before Special Items to Net Earnings

Attributable to International Paper Company

Preliminary and Unaudited

(In millions except for per share amounts)

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
Earnings Before Special Items	$247	$334	$312

Restructuring and other charges	(70)	(28)	(15)
Net gains/(losses) on sales/impairments of business	6	(8)	—
Interest income	—	—	6
Income tax adjustments	—	—	(22)
Bargain purchase price adjustment recorded in equity earnings	—	7	—

Earnings from Continuing Operations	183	305	281
Discontinued operations	5	49	—

Net Earnings as Reported	$188	$354	$281

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
Diluted Earnings per Common Share

Earnings Per Share Before Special Items	$0.57	$0.77	$0.72

Restructuring and other charges	(0.16)	(0.07)	(0.03)
Net gains/(losses) on sales/impairments of business	0.01	(0.02)	—
Interest income	—	—	0.01
Income tax adjustments	—		(0.05)
Bargain purchase price adjustment recorded in equity earnings	—	0.02	—

Earnings Per Common Share from Continuing Operations	0.42	0.70	0.65
Discontinued operations	0.01	0.11	—

Diluted Earnings per Common Share as Reported	$0.43	$0.81	$0.65

Notes:

(1) The Company calculates Earnings Before Special Items by excluding the after-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles ("GAAP"). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales and Earnings by Industry Segment

Preliminary and Unaudited

(In Millions)

Sales by Industry Segment

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
Industrial Packaging	$3,115	$2,555	$2,510
Printing Papers	1,560	1,530	1,550
Consumer Packaging	810	905	905
Distribution	1,475	1,640	1,625
Corporate and Inter-segment Sales	(305)	(243)	(223)

Net Sales	$6,655	$6,387	$6,367

Operating Profit by Industry Segment

	Three Months Ended March 31,				Three Months Ended December 31,
	2012		2011		2011
Industrial Packaging	$215	(1)	$279	(5)	$306	(9)
Printing Papers	146	(2)	201	(6)	189	(10)
Consumer Packaging	103	(3)	100	(7)	66	(11)
Distribution	(2	)(4)	5	(8)	16	(12)

Operating Profit	462		585		577

Interest expense, net	(168)		(136)		(138	)(13)
Noncontrolling interest/equity earnings adjustment (14)	4		(2)		4
Corporate items, net	(69)		(44)		(31)
Restructuring and other charges	(16)		(35)		4

Earnings (Loss) From Continuing Operations Before Income Taxes and Equity Earnings	$213		$368		$416

Equity Earnings in Ilim Holdings S.A., Net of Taxes	$40		$56		$25

(1)	Includes charges of $43 million for integration costs associated with the acquisition of Temple-Inland and a charge of $20 million related to the write-up of the Temple-Inland inventory to fair value.
(2)	Includes a gain of $1 million related to the acquisition of a majority interest in Andhra Pradesh Paper Mills Limited.
(3)	Includes a net gain of $7 million for adjustments related to the sale of the Shorewood business.
(4)	Includes charges of $21 million associated with the restructuring of the Company’s xpedx operations.
(5)	Includes charges of $2 million for additional closure costs for the Etienne Mill in France, and a gain of $7 million for a bargain purchase price adjustment on an acquisition by our joint venture in Turkey.
(6)	Includes charges of $8 million for asset impairment costs associated with the Inverurie mill.
(7)	Includes charges of $1 million related to the reorganization of the Company’s Shorewood operations.
(8)	Includes charges of $7 million associated with the restructuring of the Company’s xpedx operations.
(9)	Includes charges of $12 million for costs associated with signing an agreement to acquire Temple-Inland, and a gain of $2 million for an adjustment to the Albany mill shutdown reserve.
(10)	Includes a gain of $2 million related to the repurposing of the Franklin mill, and charges of $3 million for asset impairment costs associated with the Inverurie mill.
(11)	Includes a gain of $4 million to adjust the carrying value of the Shorewood business to fair market value.
(12)	Includes charges of $17 million associated with the restructuring of the Company’s xpedx operations.
(13)	Includes a gain of $6 million for interest associated with a tax claim.
(14)	Operating profits for industry segments include each segment’s percentage share of the profits of subsidiaries included in that segment that are less than wholly owned. The pre-tax noncontrolling interest and equity earnings for these subsidiaries are adjusted here to present consolidated earnings before income taxes and equity earnings.

International Paper Company

Reconciliation of Operating Profit to Operating Profit Before Special Items

(In millions)

	Three Months Ended March 31, 2012
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total
Operating Profit Before Special Items	$278	$145	$96	$19	$538
Restructuring and other charges	(63)	1	—	(21)	(83)
Net gains (losses) on sales and impairments of businesses	—	—	7	—	7

Operating Profit as Reported	$215	$146	$103	$(2)	$462

	Three Months Ended March 31, 2011
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total
Operating Profit Before Special Items	$274	$209	$101	$12	$596
Restructuring and other charges	(2)	—	(1)	(7)	(10)
Net gains (losses) on sales and impairments of businesses	—	(8)	—	—	(8)
Bargain purchase price adjustment recorded in equity earnings	7	—	—	—	7

Operating Profit as Reported	$279	$201	$100	$5	$585

	Three Months Ended December 31, 2011
	Industrial Packaging	Printing Papers	Consumer Packaging	Distribution	Total
Operating Profit Before Special Items	$316	$190	$62	$33	$601
Restructuring and other charges	(10)	2	—	(17)	(25)
Net gains (losses) on sales and impairments of businesses	—	(3)	4	—	1

Operating Profit as Reported	$306	$189	$66	$16	$577

(1)	The Company calculates Operating Profit Before Special Items by excluding the pre-tax effect of items considered by management to be unusual from the earnings reported under U.S. generally accepted accounting principles (“GAAP”). Management uses this measure to focus on on-going operations, and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results. International Paper believes that using this information, along with net earnings, provides for a more complete analysis of the results of operations by quarter. Net earnings is the most directly comparable GAAP measure.

International Paper

Sales Volume by Product (1)

Preliminary and Unaudited

International Paper Consolidated

	Three Months Ended March 31,		Three Months Ended December 31,
	2012	2011	2011
Industrial Packaging (In thousands of short tons)
Corrugated Packaging (2)	2,462	1,810	1,806
Containerboard	749	555	582
Recycling	537	643	575
Saturated Kraft	38	39	39
Bleached Kraft	23	23	20
European Industrial Packaging	266	273	264
Asian Box	98	103	107

Industrial Packaging	4,173	3,446	3,393

Printing Papers (In thousands of short tons)
U.S. Uncoated Papers	685	662	641
European & Russian Uncoated Papers	311	312	311
Brazilian Uncoated Papers	274	273	315
Indian Uncoated Papers (3)	79	0	49

Uncoated Papers	1,349	1,247	1,316

Market Pulp (4)	385	341	358

Consumer Packaging (In thousands of short tons)
North American Consumer Packaging	373	409	352
European Coated Paperboard	97	84	88
Asian Coated Paperboard	237	222	261

Consumer Packaging	707	715	701

(1)	Sales volumes include third party and inter-segment sales and exclude sales of equity investees.
(2)	Includes Temple-Inland volumes from date of acquisition in February 2012.
(3)	Includes APPM volumes from date of acquisition in October 2011.
(4)	Includes internal sales to mills.

INTERNATIONAL PAPER COMPANY

Consolidated Balance Sheet

Preliminary and Unaudited

(In Millions)

	March 31, 2012	December 31, 2011
Assets

Current Assets
Cash and Temporary Investments	$1,288	$3,994
Accounts and Notes Receivable, Net	3,802	3,486
Inventories	2,748	2,320
Deferred Income Tax Assets	468	296
Assets held for sale	668	196
Other	238	164

Total Current Assets	9,212	10,456

Plants, Properties and Equipment, Net	15,159	11,817
Forestlands	681	660
Investments	869	657
Financial Assets of Special Purpose Entities	2,475	—
Goodwill	4,218	2,346
Deferred Charges and Other Assets	1,235	1,082

Total Assets	$33,849	$27,018

Liabilities and Equity

Current Liabilities
Notes Payable and Current Maturities of Long-Term Debt	$738	$719
Liabilities held for sale	52	43
Accounts Payable and Accrued Liabilities	4,243	3,976

Total Current Liabilities	5,033	4,738

Long-Term Debt	10,905	9,189
Nonrecourse Financial Liabilities of Special Purpose Entities	2,140	—
Deferred Income Taxes	4,025	2,497
Pension Benefit Obligation	2,645	2,375
Postretirement and Postemployment Benefit Obligation	504	476
Other Liabilities	1,104	758

Equity
Invested Capital	3,638	3,290
Retained Earnings	3,423	3,355

Total Shareholders’ Equity	7,061	6,645

Noncontrolling interests	432	340

Total Equity	7,493	6,985

Total Liabilities and Equity	$33,849	$27,018

INTERNATIONAL PAPER COMPANY

Consolidated Statement of Cash Flows

Preliminary and Unaudited

(In Millions)

	Three Months Ended March 31,
	2012	2011
Operating Activities
Earnings from continuing operations	$187	$310
Depreciation, amortization and cost of timber harvested	361	340
Deferred income tax expense (benefit), net	81	(2)
Restructuring and other charges	34	45
Net losses on sales and impairments of businesses	(7)	8
Equity (earnings) loss, net	(44)	(65)
Periodic pension expense, net	83	45
Other, net	4	60
Changes in current assets and liabilities
Accounts and notes receivable	113	(365)
Inventories	39	7
Accounts payable and accrued liabilities	(253)	14
Interest payable	68	42
Other	(33)	75

Cash provided by operations—Continuing Operations	633	514
Cash used for operations—Discontinued Operations	(52)	—

Cash Provided by Operations	581	514

Investment Activities
Invested in capital projects—continuing operations	(285)	(181)
Acquisitions, net of cash acquired	(3,734)	—
Proceeds from divestitures	5	50
Escrow arrangement	—	(105)
Other	(91)	(71)

Cash used for investment activities—Continuing Operations	(4,105)	(307)
Cash used for investment activities—Discontinued Operations	(49)	—

Cash Used for Investment Activities	(4,154)	(307)

Financing Activities
Repurchases of common stock and payments of restricted stock tax withholding	(35)	(29)
Issuance of common stock	21	—
Issuance of debt	1,594	49
Reduction of debt	(516)	(152)
Change in book overdrafts	(75)	(33)
Dividends paid	(115)	(82)
Other	(26)	(33)

Cash Provided by (Used for) Financing Activities	848	(280)

Effect of Exchange Rate Changes on Cash	19	49

Change in Cash and Temporary Investments	(2,706)	(24)
Cash and Temporary Investments
Beginning of the period	3,994	2,073

End of the period	$1,288	$2,049